Atlanta, Georgia

January 31, 2008

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for Third Quarter Ended December 29, 2007

Cagle’s Inc. reported a loss of ($1.77) million or ($.38) per diluted share for the third quarter of fiscal year 2008 compared with a loss of ($3.16) million or ($.67) per diluted share for the third quarter of fiscal 2007.  For the first nine months of fiscal 2008 net income was $1.14 million or $.24 per diluted share as compared with a net income of $1.58 million or $.34 per diluted share for the same period of fiscal 2007. Reported earnings for the first nine months of fiscal 2007 included a pretax profit of $18 million from the sale of the Company’s minority interest in a joint venture.

Operating income for the quarter ended December 29, 2007 was a loss of ($2.5) million compared to a loss of ($4.7) million for the third quarter of fiscal 2007. Nine month operating income reflected a profit of $2.8 million versus a loss of ($11.3) million for the same period last year.

Third quarter revenues increased 18.7% to $66.9 million and were up 24.4% to $214.8 million for the first nine months of fiscal 2008 as poultry markets responded to increasing feed ingredient cost.

For our third quarter Cagle’s cost of sales increased 14.5% to $65.8 million as compared to the previous year’s third quarter results reflecting feed ingredient cost increases of $3.9 million. Fiscal year to date cost of sales increased 15.8% to $200.9 million with feed ingredient cost increasing $14.2 million over the same period last year.

Looking forward, cost of sales and earnings continue to be very unpredictable as poultry markets, feed ingredients, energy, packaging and freight costs react to global supply and demand pressures and uncertainty in world financial markets.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Net Sales	$66,920	$56,374	$214,849	$172,669
Costs and Expenses:
Cost of Sales	65,774	57,454	200,961	173,560
Selling & Delivery and General & Administrative	3,650	3,595	11,172	10,522
Other General Expenses	(19)	(2)	(41)	(65)
Total Costs and Expenses	69,405	61,047	212,092	184,017

Operating Income (Loss)	(2,485)	(4,673)	2,757	(11,348)

Other Income(Expense):
Interest Expense	(345)	(408)	(1,069)	(1,675)
Gain On Sale Of Unconsolidated Affiliate	-	-	-	18,323
Other Income, Net	40	148	122	311
Total Other Income (Expense),net	(305)	(260)	(947)	16,959

Equity In Earnings Of Unconsolidated Affiliates	-	-	-	1,317
Income Before Income Taxes	(2,790)	(4,933)	1,810	6,928

Income Taxes Provision	(1,021)	(1,776)	668	5,348
Net Income	$(1,769)	$(3,157)	$1,142	$1,580
Net Income Per Common Share	$(0.38)	$(0.67)	$0.24	$0.34

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	December 29, 2007	March 31, 2007

Current Assets	$42,625	$41,139

Investments in Affiliates	-	-

Other Assets	3,905	3,607

Property, Plant, and Equipment (net)	39,155	39,273

TOTAL ASSETS	$85,685	$84,019

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,225	$2,098
Trade Accounts Payable	14,765	13,581
Other Current Liabilities	7,600	6,519
Total Current Liabilities	24,590	22,198

Long-Term Debt	14,783	16,467

Other Non-current Liabilities	-	-

Total Stockholders Equity	46,312	45,354

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$85,685	$84,019